ARCP

“Investor Conference Call”

12/17/2012, 11:00 a.m. Eastern

Nicholas Schorsch

Brian Block

Michael Weil

OPERATOR:	Good day, and welcome to the American Realty Capital Properties Investor Conference Call and webcast. All participants will be in listen -only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key, followed by “0.”

After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*” then “1” on the touchtone phone. To withdraw your question, please press “*” then “2.” Please note, this event is being recorded. I would now like to turn the floor over to Mr. Nicholas Schorsch. Mr. Schorsch, the floor is now yours.

NICHOLAS SCHORSCH:	Thank you, operator, and thanks everyone for joining us. Before I begin, as a reminder, we will make certain comments that may be considered to be forward-looking statements under federal securities law on this call. The company’s actual future results may differ significantly from the matters discussed in any such forward-looking statements.

As you have no doubt seen, the company announced this morning that we executed a merger agreement with American Realty Capital Trust III, a public non-listed REIT. Let me begin by furnishing you an overview of these recent developments. Following that, I will turn the call over to Brian Block, our CFO, to discuss the expected earnings impact of this merger and the corresponding economic synergies. And Michael Weil, our president, will then provide you the details of the combined diversified portfolio.

So just to summarize, this is a very transformative transaction for American Realty Capital Properties. This transaction for ARCP will change dramatically our size, our scale, and, most importantly, our growth potential. When you look at this transaction in dollars and cents, it’s valued at about $2.2 billion for the acquisition, creating an enterprise of in excess of $3 billion on a pro forma basis. And the consideration is structured in the form of stock or cash. The stock consideration is at a .95 exchange rate base, based on the current stock price on the close of Friday of ARCP of $12.90, or $12 in cash, with a maximum cash component of 30%.

It is not often that a CEO of a public REIT has the unique opportunity to truly transform a company. This unique transaction today on a pro forma basis as of March 31st, 2013, which approximates the timing of this transaction consummation, ARCP will have a portfolio of 148 properties, which are 100% occupied by 17 credit tenant net lease properties, with a weighted average remaining lease term of approximately seven years.

Based on Friday’s close, as I previous mentioned, of $12.90, our market capitalization is about $150 million. ARCT III is 100% occupied. It is an extremely well diversified portfolio that we are buying, with roughly 650 properties, with an expected average weighted remaining lease term of just under 13 years. These represent 37 distinct corporate tenants in 17 industries, and they are 75% investment grade rated by major rating agencies.

The portfolio statistics are also presented on a pro forma basis as of March 31st, 2013, and include all acquisitions currently in the pipeline. Effective as of the estimated date of this transaction, the acquisition of this portfolio is structured with similar investment theses, and our extremely flexible balance sheet, which will take a combination market cap of the company to about $3 billion.

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So when you look at the PowerPoint, which is available on the screen, the combined company will have 806 different properties in 44 different states, with 44 different tenants. The combined portfolio will be 77% investment grade by NOI, 100% occupied, in 20 different industries, with nearly $180 million of annualized rental revenue; enterprise value of about $3 billion, approximately 19 million square feet; and 12.4 years of remaining lease terms.

At this point, I’d like to turn it over to Brian, and he can discuss the transactions further.

BRIAN BLOCK:	Great. Thanks, Nick, and thanks for those joining today. We appreciate your time. We’d like you to fully understand the benefits of this transformative transaction. We believe this merger is the ideal pairing of two complementary investment strategies. On one hand, our properties currently focuses on a niche in underserved markets, requiring free-standing tenant wholly occupied properties that are net leased to high credit quality tenants on a medium-term basis. This strategy is growth oriented, advantaged by acquiring properties that are significantly below replacement cost, which leases well below current market rents.

On the other hand the ARC Trust III portfolio has many of the same characteristics that I just stated, acquiring freestanding independent properties, 100% leased, with a high percent of investment- grade tenants. However, the remaining lease term under this strategy is to purchase assets from long-term leases, generally 15 to 20 years, which provides our investor base with durable income streams to pay distributions over a long period.

ARCP properties, following the completion of this transaction, will benefit from both strategies on a 70/30 blend, meaning 70% of the access will have long-term lease duration, and 30% with a mid duration, providing strong credit quality, plus a growth component. The portfolio, as of the date of the transaction, will be roughly 806 properties, comprised of 44 tenants in 44 different states; 77% investment grade, rating by major rating agencies. The portfolio will be 100% occupied, representing 20 different industries. The combined enterprise will have roughly $180 million of rental revenue and enterprise value of roughly $3 billion, a total square feet of almost 19-million square feet, with an average remaining lease term of 12-and-a-half years, and an impressive average acquisition cap rate of almost 8%.

Let’s turn our attention to the future earnings outlook for ARCP, which is very exciting from my perspective. First and foremost, when I talk about pro forma estimated per-share earnings I’m using the midpoint of the respective ranges. We anticipate 2013 fully diluted AFFO per share of approximately $0.93. For the subsequent year, 2014, we are projecting fully diluted AFFO per share of approximately $1.08. This represents a growth rate of about 16% year to year. Heretofore, this earnings percentage of year-over-year growth is unprecedented in the net lease sector. We are projecting double digit earnings growth over the subsequent three to five years, based on the company’s model.

Let’s discuss how we get there. 2013 key assumptions: We’re planning on acquiring roughly $400 million of assets of a long-term nature. These are leases generally 15 to 20 years. When you see later on in the presentation, that is not a very aggressive acquisition strategy. Management has a demonstrable track record of acquiring much more than this level on a consistent basis. We’re assuming in the 2013 series we’re going to be issuing no additional equity.

As you know, we do have a $500 million shelf registration, we do have access to an at-the-market or an ATM program, but for purposes of these models, we’re assuming no

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further equity issuance. The model contemplates the merger being consummated on or about March 31st. As we stated before, the merger consideration is 30% in cash, at $12 per share, and 70% in common stock, at $12.26 per share, which is, again, a .95 exchange ratio based on Friday’s closing price.

I’m very pleased to announce that we’ve lined up some world- class financing. We have roughly $1.2 billion of unsecured financing that we have worked on in connection with this transaction. We have a $1 billion term revolver at a fixed 2.45% interest rate, and another $200 million revolver with the same interest rate of a floater. To the extent we let that float this five-year term, we would be under 2%, and for modeling purposes, we’re assuming we are fixing that floating interest rate with a swap at 2.45%.

Pausing here for a moment, it’s worth noting the size and pricing of this debt. It wouldn’t be available without a high-quality transaction. Our capital markets team and the bankers did a phenomenal job orchestrating the syndication of over $1 billion of financing and exceptional pricing, which provides an extremely flexible element to our balance sheet today and into the future. We are very pleased with the pricing that’s set at 160 basis points over the swap rate. Again, for modeling purposing, we assume we fixed this debt at the execution of the financing and as it relates the fully diluted shares outstanding, pro forma 2013, after the stock buy back of 30%, roughly 135 million shares outstanding.

Key assumptions for 2014, we plan on buying $1 billion worth of real estate. That’s going to be comprised of 70% long-term lease duration, as well as 30% Davintage, or mid-duration lease. We assume we’re going to be capitalizing the acquisitions with roughly 50% equity and 50% financing, and we’ll have fully diluted shares outstanding for the period of 172 million shares. To put that into perspective from where we are with 2012, we’re still estimating core funds from operations for the 2012 calendar year of roughly $0.96, with AFFO north of $1.00.

Turning to slide 12 for a moment, I’d like to talk about some of the reconciling items as it relates to our non-gap measures. We had the presentation FFO, as well as AFFO, per-share reconciliation. The point here is to let the listeners here understand that we’re taking net income and adding back and deducting certain elements to arrive at these non-gap measures. This table illustrates the add back for depreciation and amortization, as well as certain of the one-time and future acquisition and transaction costs, the amortization of certain costs, as well as the element of adjusting for straight-line rent, attributable to the contractual rent growth and the underlying leases of the portfolio.

Turning our attention right now to the growth element of this transaction, you can see how our projections in growth stack up against the peer group in the net-lease sector. For illustration purposes, we’re presenting three different comps within the sector that have an average growth 2013 to 2014, based on AFFO per share, that average roughly a 4% average growth rate. As we just talked about in the midpoint of the range for the merged American Realty Capital Properties, would go from $0.93 to $1.08 from 2013 to 2014, representing over a 16% growth rate.

Equally as important, if you look at where the implied multiples are, as an average comp group, it’s roughly 15.6% multiple on adjusted funds from operations. If we discount this slightly to a 15 times future multiple, we’re looking at roughly $13.95 share appreciation, to $13.95, and again, we closed Friday at $ 12.90. So from that perspective we could see a high element of growth not only in the distribution, which we’ll get to momentarily, but as well as the appreciation of the stock price itself.

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Now as the merged company continues to grow, we’ll clearly see the benefit, given the scale, size, and diversity of the transaction. There’s going to be earnings growth, the ability to dramatically reduce our cost of capital, and its general administrative expense burden being lower. We will see a significant uplift to our earnings multiple. These benefits, in our opinion, outweigh any type of short-term modest dilution. To restate, we are building this business with the long term in mind, using this complementary strategy of both long-term durability and medium-term growth.

Nick, why don’t I turn the call over to you so you can discuss the benefits to both sets of shareholders in this transaction?

NICHOLAS SCHORSCH:	Thank you, Brian. And as you know, as Brian laid out our guidance for you, it’s very important that you can see that we are looking at a growth strategy. The unique aspect of this is very, very specific. There are no other net lease companies that acquire both long and mid duration, corporate and investment-grade net leases as an exclusive focus. This is about stability plus growth. This is a best in class, well diversified, net lease portfolio with high quality credit tenants and long-weighted lease terms, in addition to growth. Size and scale matter. This will be the fifth largest net lease REIT on a pro forma basis in the industry, and when you look at the immediate access to capital of the ARCP’s platform with our existing shelf registration, eligibility for an inclusion trade based on calculations of what the MSCI and the Russell 2000 look like for us in May and June, you’re looking at about $380 million of institutional update. And in past experience, we think those numbers may be even a little higher; the ability to lower our cost of capital and obtain investment grade rating in the future. Larger REITs do deliver stronger performance and they trade to better multiples. So this is a significant and transformative transaction.

The growth and the capacity for earnings growth through acquisitions, when we look at our mid-duration leases, they’re kind of in that nine cap range; whereas our long-term leases are in the mid to high sevens. Internal rent growth, and then the huge releasing opportunity in the mid-duration leases that we’re buying below or below replacement cost and below market rents. We really don’t have any active competitors in that space, and we’ve really found that to be a very, very strong resource for us; and most importantly, lowering our operating costs.

We’ll talk about in just a few minutes, but one of the big changes here is a more efficient cost structure, elimination of all acquisition fees and financing fees that were paid previously as a non-traded REIT and to ARCP, and the reduced management fees on economy of scale. We’ll talk about that in just a minute, because our asset management fees dropped to 40 basis points; as well as internalizing our property management, leasing, and accounting functions at no internalization fees to the company. This team is experienced and expert in management and assembly and aggregation of net lease real estate portfolios.

When you look at the benefits to the ARCP shareholders it’s pretty simple. You’ve got a $3 billion enterprise value. You’ve got a huge increase — talk about transformative — this is what’s really exciting; 445% increase in the number of properties, 688% increase in square footage, 159% increase in the number of tenants, and 63% increase in the number of states. Larger companies assure inclusion to the larger indexes, the MSCI, and the Russell 2000. The combined company will have immediate access to our committed capital for $1.2 billion of effective and low-cost debt. We can provide the potential for additional lower cost to capital as we continue to move towards investment-grade rating and lowering our cost to borrow. The increased scale allows us to lower our cost of equity capital, as well as debt, because as we grow our multiple will move closer to the mean, or maybe even trade to the mean. The unique growth

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pattern afforded by the mid- and long-duration leases is an extraordinary opportunity, which does not exist heretofore in the industry.

To the ARCT III shareholders, there’s a $0.20 dividend increase, which is 30%, so it goes from $0.66 a share to $0.86 a share. There is no lockup or overhang on any of the investors, and management is locked up. We’ll talk about that in a minute.

FFO and AFFO, as Brian described, we have a very strong range in our guidance for 2013 for both FFO and AFFO. We also have full return of invested capital, plus about 33% for our original investors who choose to take the liquidity option, or if they choose to stay in there’s some tax-free exchange for them. The timing is optimal with the capital markets being very supportive of existing and seasoned companies raising additional capital.

The market describes value to scale, dividend, and most importantly, growth. As the economy continues to improve, growth will become a continually more important aspect to the REITs as we grow in the future. All REITs are looking for a better growth model. We think we’ve found it. The current environment of low implied cap rates and higher trading multiples makes the timing particularly optimal, and the recent transactions that are currently transforming the net lease space are many, and you see them over the last six months. There have been some very interesting transactions in the net lease space. Bigger is becoming the norm in the space.

Most importantly, what do you get out of bigger, reduced G&A.? That’s very, very important. We preserve the tax-free exchange status for our existing investors of ARCT III, which will own 90% of the company post merger. And that allows for a 70/30 stock component, still complying with Safe Harbor rules for tax-free exchange.

This transaction has been carefully and methodically reviewed by the boards, the different banking teams at Bank of America Merrill Lynch and UBS. The process has been very carefully laid out and executed with tremendous precision. The valuation of the listed REIT space continues to have strong premiums and the opportunity to achieve a premium valuation in the current market is there for us. The highest anticipated growth rate in the industry by a multiple of four is one of our strongest positive attributes of this transaction.

When you look at the combined companies and you look at what else is out there, we believe we have a better portfolio, stronger growth rates, and a stronger company. If you look at this based on Friday’s close, for ARCP, we’re trading at about a 7% dividend, 6.98%; and with leverage at about 43%, which is modest, and with a multiple on AFFO of 13.6, we believe on a pro forma basis this company has a lot of room to grow for the future, for our current investors and our future investors. When you look at the trading multiples of the comparative companies at 17, 18, 19 times, we believe we have a strong potential for uplift.

The backing of the market has been very, very strong. Wall Street came in with Wells Fargo, UBS, Capital One, Union Bank, RBS, Regions, U.S. Bancorp, and most importantly, Merrill Lynch came in for $200 million. We think that as we build out this business we continue to see incredible value and so does Wall Street.

I want to take a moment and turn it over to Mike Weil, our president, who has a very deep understanding of our platform, and his team has built these portfolios, and I’m going to let Michael walk you through the portfolios. Michael.

MICHAEL WEIL:	Great. Thank you, Nick. As we look at the portfolio, I just want to take a minute and really ask everybody to think about what a transformative combination this is. We’ve

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built a very unique net-lease portfolio, combining the growth that was embedded within the ARC Properties portfolio with the long duration stability of ARCT III. When we break down the portfolio at 806 properties, almost 19-million square feet, we remain 100% occupied with the long average remaining lease term of almost twelve and a half years.

Investment grade rating remains very high, at 77%. This has always been one of our focuses. The quality of the income, the durability of the income is what makes this portfolio such a strong part of an investor’s allocation. The growth of the combination, 44 tenants, 44 states, 20 industries, we’ll break that down a little bit more, but the average acquisition cap rate at 7.99%, just confirms what Nick and Brian have already addressed in the fact that we are an aggregator. We look at these deals on a daily basis. We review billions and billions of dollars, making offers on the properties that fit our acquisition model and closing as appropriate.

So when we go to the next slide let’s just take a look at the tenant focus. Our top ten tenants represent 56% of our annual rent and the top ten tenants are also 96% investment grade, again really driving back to that quality of income. The total portfolio, 88% of the portfolio is rated, and 77% of that portfolio has an investment-grade rating. So when we look at the long-term nature, we know that our tenants have the ability to continue to honor the terms of their lease.

The diversification aspect of the portfolio on the tenant level, our top 25 tenants represent 81% investment grade, and you can see the diversification, Dollar General, Citizens, and FedEx representing the three largest tenants in the portfolio, but many other well-known names, Aon, Walgreens, all the way down to CVS; a fact that we’re very proud of that we intentionally build to and will continue to add that diversification.

When we move to the industry diversification we feel that there are three main things when building diversification into a portfolio. It’s not just geography. It’s not just tenants. It’s also industry. We’re very satisfied with where we came out in twenty distinct industries, and many of which you can see their ability to withstand different ups and downs in the general economy. So, Nick, I’ll turn it back over to you.

NICHOLAS SCHORSCH:	Let’s talk about the management team and how are we lowering fees, because this is important. You may not be familiar with all of our management structure and the size and the diversity of the organization, but we believe that management and quality of management and skill set and demonstrable track record is critical in the building of a great company.

Our team, collectively, has built superior portfolios and public companies in the capital markets with over $13 billion of acquisitions in real estate in the last decade. We have a team of over 65 real-estate professionals, and that includes all the different aspects of building net lease portfolios. When you look at the track record, and this may be something that is, you know, kind of, I guess, looking inside of how the watch is made is we’ve looked and underwritten in the last 24 months nearly $26 billion, $26.3 billion, of net lease transactions. We’ve actually made offers on an excess of $12 billion in transactions and closed $3.03 billion of net lease transactions, totaling 728 properties, averaging $132 million among, at an average cap rate of 796.

When you look at the granularity of that, you’ll see that we do it monthly. We do it daily. We are aggregators. We understand that a proven track record across the net lease sector over the last decade is critical, good times and bad. We need to be able to understand how to aggregate to create value but continue to grow these businesses with

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buying right, buying directly, buying, in most cases, directly from the sale lease back participants or the developers directly. This matters a lot.

When you look at the overall external manager structure what brings benefit? When you look at scale and expertise and better execution with lower costs, how do you do that? Well quite honestly, we internalize a lot of the functions that are more specialized to the individual company, such as in ARCP’s case is the property management, leasing, accounting. Those functions will be internalized upon the closing. But bringing pipeline in and driving expense and capping fees and expense is where we can really bring synergy. And you will see in a moment that what we’ve structured here is quite unique. Between the two boards, what they have done is they have squeezed about $48 million of G&A out of our operations over the next five years. Management compensation should be and is performance -based. Broad based sources programs being one of the largest, if not the largest U.S. net-lease buyer in the country, with a deep full time real estate acquisition team, efficient operational and legal and administrative support teams, all in-house, a management team with one of the best demonstrable records in the net lease space.

So here’s how it works. We’ve eliminated from both ARCT III and ARCP all acquisition fees paid to the advisor. They’re gone effective on the closing. All financing fees are gone. Property management fees are internalized. Asset management fees will be reduced. The bigger we get, the lower the cost goes, from 50 basis points down to 40 basis points, and that’s a fixed cost. And the management contract is terminable by the board on 60 days’ notice with no internalization charge. There is a better way, we need to find it.

When you look at the overall savings, the elimination of acquisition fees from its non-traded roots for ARCT III generates about $61 million of elimination of fees, but more importantly, we save net about $48 million going forward over the next five years based on our $4.4 billion acquisition pipeline pro forma projections for the next five years. That’s a significant reduction. And they go down again on all assets as of – basically at closing we’ll have about three billion of assets. All future asset management fees on an annual basis are incrementally reduced to 40 basis points.

So that puts us where?

In the continuum of REITs and REIT land, where are our G&A loads? Our G&A load will be about 50 basis points all in. That includes a corporate G&A and the advisory fees. It’s about 50 bips, which will put us at the low end of all REIT industries, including the net lease space, and, in particular, the net lease space. As we get larger, the costs continue to go down because we go to that 40-basis-point fixed fee above three billion dollars. Costs do matter. We can do a better job.

So in conclusion, the combined benefits, the unique strategy enhance and differentiated triple net lease strategy defined by high quality, stable income, significant growth potential, and the growth of the combined company has substantial capacity to grow our earnings through acquisitions and internal rent growth, and also now releasing. When you buy properties below market and you buy them below market rent that’s important. But size, significantly enhanced scale, and access to public capital as one of the top REITs, the fifth largest net lease REIT, lowers our cost of capital dramatically because, heretofore, ARCP has been too small to garner a lot of attention.

The lowest G&A and fee load in the net lease industry. The best quality portfolio, diversified net lease portfolio with high credit quality, actually higher than it has in the past, now 77% investment grade and 100% corporate. Realize no franchise credits, no properties that have vacancy at this time. Long weighted lease average terms and

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significant growth potential with an experienced management team and a seasoned board, which will be split between the two companies; half the board members will be from one and half will be from the other, so they share the board, both high level, high quality board members with dramatic experience both in real estate and the public sector.

The specific attributes are simple, 16.1% growth rate between 2013 and 2014, based on the midpoint of the range. Three billion dollar portfolio, good, strong size, positioned for growth and capital markets activity; $48 million of combined G&A savings over the next five years; cost of fixed rate, five-year financing competitively advantaged at 2.45%. The portfolio is dramatically underleveraged today. We’re putting our leverage at the bottom, or what we think is close to the bottom. Multiple expansion potential could result in a lower cost of equity and $3 billion, an unmatched ability to acquire assets as we move forward by the management team of the company.

So what we’re building and what we’re trying to create by combining these companies, tax efficiently, to provide our shareholders with liquidity, durable dividends, principle protection in a broadly diversified portfolio with significant growth potential creates a best-in-class portfolio, solid real estate investment, stable growing income, diversified by tenant, industry, and geography. This is the only REIT targeting corporate, investment-grade credits, specifically. A strong, flexible balance sheet with a low cost to capital and financial capabilities, and a management team that has over $13 billion of experience in the space.

The value proposition is simple: durable dividends, principle protection, and outsized growth potential. We believe we deliver across all those sectors with this transformative merger and we will be happy to take questions. Operator. Thank you all. Operator, if we could open up for Q&A.

OPERATOR:	Yes, sir. We will now begin the question and answer session. To ask a question, you may press “*” then “1” on your touch tone phone. If you’re using a speakerphone please pick up your handset before pressing the keys. If at any time your question has been addressed and you’d like to withdraw your question, please press “*” then “2.” Again, it is “*” then “1” to ask a question. At this time, we will pause momentarily to assemble our roster.

The first question we have comes from Tom Lesman of Robert W. Baird.

TOM LESMAN:	Hi, guys. How or by what process did you arrive at a price for ARC Trust III?

NICHOLAS SCHORSCH:	Well, it was a process that began when UBS — and this will all be spelled out in the proxy — but UBS began a marketing process with the board of ARCT III, and there were obviously a number of bidders in the process. We reviewed the portfolio. We looked at our ability to pay. We looked at our ability to grow. We looked at the accretion/dilution of the transaction and what the transformative aspects of the deal were. We realized that as a smaller company we had to look carefully when bidding on this portfolio because, obviously, we expected that there would be other bids from large, strong balance sheet companies with a variety of different sources of capital, whether it be stock or preferreds or whether they wanted to do a cash deal.

We looked at our ability to pay and what our capability was to deliver different aspects of this. We looked at the investors’ needs in the underlying company, and we crafted a transaction that we believed was full and fair value, delivering our investors full and fair value because of the transformative nature of the deal and the size it would give us. So we came in very strong with what we believed was a nice package that allowed for cash component, which was important to some investors, and also allowed for, which

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creates a floor under the stock. And we also came in with a stock component, which allowed upside and a tax efficiency for the existing investors.

So it was a very well thought out process that was done with Bammel and Merrill Lynch team, as well as our external counsel. The independent directors met extensively and crafted a transaction that would give us these tremendous results that we have today so that our dividend is fully covered from a much small balance sheet. If you look at the earnings guidance and the pro forma that Brian has put out today. You could see that we’re able to fully cover our current $0.90 a share dividend and deliver growth that’s actually significantly higher than what it was as a standalone business at ARCP, and significantly higher than what it was as a standalone business of ARCT III.

And then, most importantly, we attached the availability of financing and putting fixed rate debt in place because we were very conscious and aware that the ARCT III portfolio was significantly under-levered. It only has about 15% leverage on it today, and this allows us to have very efficient debt. And, in actuality, the banks committed rapidly and we were able to pull together a merger agreement within a reasonable period of time with the banks coming in behind it with the debt and delivering the package that we did.

So it was no accident, it was no quick and easy feat, at as a smaller company to be able to execute on something this significant and this valuable for our investors over time, and, most importantly, to maintain a strategy with careful planning that would continue to drive growth for decades into the future.

TOM LESMAN:	Okay. And then what does that purchase price represent on a going in cap rate basis?

NICHOLAS SCHORSCH:	It’s between a 5.8 and a 5.9 on a pro forma basis.

TOM LESMAN:	5.8 and 5.9, all right. Thank you.

NICHOLAS SCHORSCH:	Thank you.

OPERATOR:	Next we have Mitch Germain of JMP Securities.

MITCH GERMAIN:	Good morning, guys.

NICHOLAS SCHORSCH:	Good morning, Mitch.

MITCH GERMAIN:	So, Nick, just in terms of the management, let me get this straight, internalizing the operational side but continuing to externally manage on the senior management side, is that a good way to put kind of what your structure is?

NICHOLAS SCHORSCH:	Correct. Correct. You know, to be able to craft pipeline and to have the depth. I mean quite honestly, to have a team as large as we have in the net lease space, and you have to realize, Mitch, that, as you probably already know being somebody that covers ARCP, ARCP has an exclusive with the advisor for all mid-duration leases, and that continues. We have no other strategies that are in any way similar on the mid -duration leases, which is a lot of the growth component. And the long duration leases, we have such flow that there’s more than ample product to grow this business without creating internal overhead that typically runs, you know, 75 to 100 basis points to build an entire acquisition team just to acquire $400 million to a billion dollars a year of assets.

MITCH GERMAIN:	And ARCT IV, where is that on fundraising right now?

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NICHOLAS SCHORSCH:	Well let’s just put the sequence together. ARCT currently, in this model with III and P, in the $400 million of acquisitions that are planned for 2013, that are in the model for 2013, most of those assets are already in the pipeline at the moment for all of 2013. So we really have a very conservative numbers for 13. And ARCT IV has an asset allocation agreement so that there are ample opportunities for P to buy long duration assets, even as IV completes its offering, which, you know, will be sometime in the future. But at this point, there’s not going to be any issue of capacity for either of those companies. Now, you also have to remember that the board has the right to internalize at any point they want with 60 days’ notice under the management contract.

MITCH GERMAIN:	Okay, gotcha. Gotcha. And you issued the ARCP/ARCT III shares, what was it, ten dollars for share, is that the basis?

NICHOLAS SCHORSCH:	Right, about $9.90 was the average issuance price.

MITCH GERMAIN:	So upwards of around a twenty-ish percent, twenty-five-ish percent premium, is that the way to look at it?

NICHOLAS SCHORSCH:	It’s a 20% premium if you look at it on a cash basis, and it is a 22% premium if you look at it on a stock basis, on a tax-free exchange basis. And it allows the investors in ARCT III, who are only in the deal for about a year, most of them are less than six months, so as of today, for example, about 95% of our investors are in short-term capital gains territory, so this is a very positive structure to allow those investors to have choices.

MITCH GERMAIN:	And then is there any change in control provision in the ARCT III management contract?

NICHOLAS SCHORSCH:	Let’s be clear. The management contract is being terminated at no cost and there’s a potential $48-million fee to the advisor for disposition up to $48 million, which has been waived to zero. There is also no break fee in the transaction, and there is no lockup. And the board does have – so, the bottom line is, this creates a very open structure to maximize value. And it does not hinder anybody on either side of the transaction from that point. So the bottom line is, we believe that, as a management company – and there’s one last thing, Mitch, I think that’s particularly important, management owns $20 million of ARCP stock, and management is taking any and all of its promote, 100% in stocks. We’ve waived all of the disposition fees, so there are no other disposition-related fees. And we are locked up for one year. So we are voting with our investors.

MITCH GERMAIN:	I’m sorry, Nick, the promote is separate from the $48 million that was waived?

NICHOLAS SCHORSCH:	The $48 million is gone, there is no fee.

MITCH GERMAIN:	Yeah, I know, so then you just – okay, go ahead. I’m sorry.

NICHOLAS SCHORSCH:	The only thing we get paid out of in ARCT III is we’ve waived internalization, which we’ve done in all of our transactions. We’ve now waived disposition fees. We’ve waived most of our asset management fees along the way in ARCT III, and our only payment is in a performance-based award for total return above a 6% hurdle, and that’s being paid 100% in stock, which is being locked up.

MITCH GERMAIN:	Gotcha, okay.

NICHOLAS SCHORSCH:	We are 100% aligned with our investors.

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12/17/2012, 11:00 a.m. Eastern

MITCH GERMAIN:	Great. And then is the ARCT, are they part of the lockup of the, what is it, about 17-ish percent that they own of ARCP, are those shares locked up as well, or just the management shared?

NICHOLAS SCHORSCH:	Yes, those are all locked up.

MITCH GERMAIN:	Those are. Okay, great. Thanks Nick.

OPERATOR:	Oh, I’m sorry, sir.

NICHOLAS SCHORSCH:	No, go ahead.

OPERATOR:	Yes, I was just going to say, as a reminder, if you would like to ask a question, please press “*” then “1.” Actually, sir, we’re showing no further questions at this time.

NICHOLAS SCHORSCH:	Great. Well, thank you all for joining us today. We appreciate the attention you give us. And we look forward to talking to you again on our next call, and we’ll continue to provide updates as we go. Thank you all and I hope you all have a happy and healthy holiday season. Thank you. Bye.

OPERATOR:	And we thank you, sir and to the rest of management also a happy holidays to you. The call is now concluded. We thank you all, again, for attending today’s presentation. At this time, you may disconnect your lines. Take care.

ARCP

12/17/2012, 11:00 a.m. Eastern